Exhibit 99.1

News
For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bkilkelly@dlfi.com
Delphi Financial Announces Full Redemption of 8% Senior Notes
Wilmington, Delaware — November 9, 2010 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that it will redeem all of its outstanding 8.00% Senior Notes due 2033, totaling $68,750,000 in aggregate principal amount, on December 23, 2010. These notes are listed on the New York Stock Exchange under the symbol DFY. The redemption price will be 100% of the principal amount of the redeemed notes, plus accrued interest to (but not including) the redemption date.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
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